10.1

PATENT TRANSFER AND SALE AGREEMENT

THIS AGREEMENT (hereinafter: "the Agreement") is entered into force as of 19/11., 2007 among Mr. Moshe Averbuch (hereinafter: "the Inventor") and "Battery Control Corp.", A Delaware Corporation, from address: 113 Barksdale Professional Center Newark, Delaware, New Castle, 19711. (hereinafter: "the Company").

WITNESSETH:

WHEREAS, the Inventor solely owns all right, title, and interest in and to the Patent Application (as defined below), including all intellectual property rights in such Patent Application;

WHEREAS, no third party may claim superior or joint ownership to the Patent Application or any part thereof;

WHEREAS, the Inventor has not granted any right or license in the Patent Application to any third party;

WHEREAS, the Inventor desires to sell, assign, convey, and transfer the Patent Application and all of its respective rights, title and interests therein to the Company, and the aforementioned desires to buy and acquire the Patent Application and all intellectual property rights therein, all in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the receipt of the payments specified hereunder, the parties, intending to be legally bound, hereby agree as follows:

1. **DEFINITIONS AND INTERPRETATION**

1.1. " **The Patent Application**": United States Patent Application number: 10/707,521, titled ***METHOD AND APPARATUS FOR BATTERY TESTING AND MEASURING*** including: technical, engineering and manufacturing information, experimental methods or results, descriptions, business or scientific plans, depictions, and any other written printed or electronically stored materials or information, including specifications, pricing plans, market research or data, potential marketing strategies, prospective users and distribution channels, engineering drawings, specifications of the Patent and/or processes and/or software, test protocols, and all other materials relating thereto, and all other concepts, reduced to practice, or used in connection with the Patent Application. A copy of the specifications and of the drawings of the Patent

Application and all technical documentation relating thereto are attached here to as **Annex 1**.

1.2. **"Intellectual Property Rights"** shall mean technologies, , schemes, patent applications, rights of registration and publication, , confidential information and all other rights incident to Patent Application ownership, for the longest period of protection accorded to any such interests under applicable law.

2. CONVEYANCE OF RIGHTS (ASSIGNMENT)

2.1. Effective as of the date hereof, the Inventor hereby transfers, conveys, assigns, and relinquishes exclusively to the Company all of its rights, title, and interest in and to, the Patent Application and all Intellectual Property Rights therein, free and clear of any lien, charge, claim, , license, preemptive right or any other encumbrance or third party right, in perpetuity (or for the longest period of time otherwise permitted by law), including, but not limited to, the following incidents to the Patent Application:

2.1.1. Domestic and foreign applications, all Letters Patent or similar legal protection issuing thereon, and all rights and benefits under any applicable treaty or convention.

2.1.2. Title to and possession of any devices and documentation, including without limitation any manuals, user documentation, working paper, computer instruction or other media that constitute all copies of the Patent Application, its component parts, and all documentation relating thereto, possessed or controlled by the Inventor, which are to be delivered to the Company pursuant to this Agreement.

3. CONSIDERATION

3.1. In consideration for the transfer of rights in the Patent Application under this Agreement, the Company shall pay the Inventor the aggregate amount of US$12,000 (Twelve thousand United States Dollars) (hereinafter: "the Consideration"), payable by the Company to the Inventor under the following terms and conditions:

3.1.1. First payment of $6000 (Six thousand United States Dollars) will be due and payable upon the signature of this agreement and assignment enclosed hereto as **Annex 2**.

3.1.2. Second payment of $6000 (Six thousand United States Dollars) will be due and payable upon the issuance by the USPTO of the Patent Application.

3.1.3. The Consideration will be forwarded to Adv. Ilanit Appelfeld, from Appelfeld Zer Fisher ("AZF") who shall act as an escrow agent for the Inventor. AZF shall forward the consideration to the Inventor in accordance with clauses 3.1.1 and 3.1.2.

3.1.4. In the event that the Patent Application is not issued by the USPTO and the registration process is not completed, the Inventor agrees to return the Consideration to the Company.

3.1.5. All costs and expenses relating to the process of the registration of the Patent Application including all fees and expenses of the response to office action and transfer of rights, shall be borne by the Company.

4. **WARRANTIES OF TITLE**

4.1. **Company's Representations**. The Company represents and warrants that the execution, delivery and performance of this Agreement does not and will not constitute a breach of any law, agreement or instrument to which the Company is a party or by which it is bound.

4.2. **Inventor's Representations**.

4.2.1. The Inventor represents and warrants that the Company shall receive pursuant to this Agreement complete and exclusive right, title, and interest in and to the Patent and all Intellectual Property Rights therein and that the Inventor has developed the Patent entirely through its own efforts and for its own accounts and that except as specified in 4.2.2 below, the Patent Application is free and clear of any lien, claim, encumbrance, charge, license, tracing rights, preemptive rights or other rights, or equities whatsoever of any third party.

4.2.2. Notwithstanding the above mentioned, it is acknowledged by both parties that the Patent Application is in condition for allowance pending on few corrections.

Inventor shall assist the Company if such assistance will be required

4.2.3. The Inventor represents and warrants that no third parties, whether employees, agents or contractors of The Inventor, have contributed to or participated in the conception and development of the Patent or any portion or component of the Patent, or, alternatively, that any portion or component of the Patent has been contributed by a third party.

4.2.4. The Inventor represents and warrants that there are no agreements or arrangements in effect permitting the use, marketing, distribution, licensing, or promotion of the Patent Application by any third party, and that the Patent Application contains no know how, design, data, formulas, components or other information in which any third party has the right to claim superior or joint ownership; and that the Patent Application is not a derivative work, an enhancement or a modification of any other plans, designs, project plans, processes, methods, or other components not owned in their entirety by The Inventor.

4.2.5. The Inventor represents and warrants that this Agreement constitutes a valid and binding engagement on its behalf, and that the execution, delivery and performance by it of this Agreement does not and will not constitute a breach of any law, agreement or instrument to which the Inventor is a party or by which it is bound.

4.2.6 The Company acknowledges that Inventor shall not be prevented from engaging in projects pertaining to batteries.

5. BREACH AND TERMINATION

Breach of any of the provisions in clause 4.2, 6 or 8.1, made by the Inventor shall constitute a breach of the agreement, and shall entitle the Company to immediate termination of the Agreement. In addition, Company shall have the right to receive a full refund of any amount paid under this Agreement.

6. FURTHER ASSURANCES

6.1. The Inventor shall execute and deliver, upon the request of the Company, such further instruments, applications, declarations and forms, and take such further actions as may be necessary under any relevant law or required by any official or authority, to continue, secure, defend, register, and otherwise give full effect to, the transfer of ownership of the Patent Application to the Company. The Inventor therefore agrees:

[signature]

6.1.1. To execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Patent Application;

6.1.2. To provide testimony in connection with any proceeding affecting the right, title, or interest of the Company in the Patent Application;

6.1.3. To disclose and/or deliver to the Company any portion or component of the Patent Application which may be omitted from the disclosure and delivery to the Company which is required under this Agreement, promptly upon the discovery of such omission; and

6.1.4. To perform any other acts deemed necessary by the Company to carry out the intent of this Agreement.

6.2. The Company agrees that for any assistance needed beyond the assistance required in signing documents relating to issuance of the patent, the Company will reimburse the Inventor for Inventor's efforts.

7. ACKNOWLEDGMENT OF RIGHTS

7.1. In furtherance of this Agreement, the Inventor hereby acknowledges that, from and after the date of this Agreement, the Company has acceded to all of the Inventor's right, title, and standing to:

7.1.1. Institute and prosecute all suits and proceedings and take all actions that the Company, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in the Patent; and

7.1.2. Defend and compromise any and all such actions, suits, or proceedings, whether the cause thereof already exist or may arise after the date hereof, relating to such transferred and assigned rights, title, interest, and benefits, and perform all other such acts in relation thereto as the Company, in its sole discretion, deems advisable.

8. MISCELLANEOUS

8.1. The Inventor hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clause herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

8.2. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors or assigns of the Company.

8.3 This Agreement and all aspects of the relationship between the parties hereto shall be construed and enforced in accordance with and governed by the laws of the State of Israel. It is hereby agreed between the parties to this Agreement that all disputes arising from the terms and/or subject matter of this Agreement shall be submitted to the jurisdiction of the appropriate courts of Tel Aviv, Israel.

8.3. All notices provided for in this Agreement shall be given in writing and shall be effective when either served by hand delivery, electronic facsimile transmission, express overnight courier service, or by registered or certified mail, return receipt requested, addressed to the parties at their respective addresses set forth below, or to such other address or addresses as either party may later specify by written notice to the other:

If to the Company:
Address:
Attention:

If to the Inventor:
Address: 2/102 Shderot Yerushalaim, Beer Sheva
Attention: Averbuch Moshe

8.4. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any right. A waiver or consent given by the Company or any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.5. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope of any section of this Agreement.

8.6. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.7. This Agreement merges and supersedes all prior and contemporaneous agreements, assurances, representations, and communications between the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the date shown above.

By (Signature): ______________	By (Signature): ______________
Name: Moshe Averbach	Name: BATTERY CONTROL CORP
Title:	Title: